EXHIBIT 10.3
ADVENTRX PHARMACEUTICALS, INC.
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”) is entered into effective as of September 7, 2006 (the “Effective Date”) by and between ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Carrie Carlander, an individual resident of the State of California (“Consultant”).
     1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company. Consultant shall provide Services only as requested by the Company.
     2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B attached to this Agreement at the times specified therein.
     3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses.
     4. Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date and terminating upon notice of termination from the Company to Consultant or from Consultant to the Company.
     5. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.
          (a) Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may not employ or engage the service of any third parties to perform the Services required by this Agreement.
          (b) No Authority to Bind Company. Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.
          (c) No Benefits. Consultant acknowledges and agrees that Consultant (or Consultant’s employees, if Consultant is an entity) will not be eligible for any Company employee benefits and, to the extent Consultant (or Consultant’s employees, if Consultant is an entity) otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

          (d) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or its employees.
     6. Supervision of Consultant’s Services. All of the Services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and Robert Daniel. Consultant will be required to report to Mr. Daniel concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of Mr. Daniel.
     7. Confidentiality Agreement. Consultant shall sign, or has signed, the Company’s current Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) on or before the Effective Date.
     8. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.
     9. Miscellaneous.
          (a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

          (b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. The foregoing notwithstanding, the Company and Consultant acknowledge that this Agreement is entered into in connection with that certain Severance Agreement and Release of All Claims, dated of even date herewith (the “Severance Agreement”), and that this Agreement has no effect on the Severance Agreement or any of the documents or other agreements referenced therein or executed in connection therewith.
          (c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
          (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
          (g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in San Diego County, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, as applied to agreements among California residents entered into and to be performed entirely within California, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to the Confidentiality Agreement.
          (h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS

AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
[Signature Page Follows]

     The parties have executed this Agreement on the respective dates set forth below.

ADVENTRX PHARMACEUTICALS, INC.
By:	/s/ Evan M. Levine
Title:	Chief Executive Officer

Address:	6725 Mesa Ridge Road, Suite 100 San Diego, CA 92121

CARRIE CARLANDER
/s/ Carrie Carlander
Signature

Address:	13140 Avenida Granada Poway, CA 92064

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES

Description of Services	Schedule/Deadline

1. Respond to inquiries of the Company’s personnel regarding financial and accounting matters, and such other matters related to the Company regarding which Consultant has knowledge.	Not applicable

EXHIBIT B
COMPENSATION

Check applicable payment terms:

☐	For Services rendered by Consultant under this Agreement, the Company shall pay Consultant at the rate of $ per hour, payable . Unless otherwise agreed upon in writing by Company, Company’s maximum liability for all Services performed during the term of this Agreement shall not exceed $ .

☐	Consultant shall be paid $ upon the execution of this Agreement and $ upon completion of the Services specified on Exhibit A to this Agreement.

☐	The Company will recommend that the Board grant a non-qualified option to purchase shares of the Company’s Common Stock, at an exercise price equal to the fair market value (as determined by the Company’s Board of Directors) on the date of grant, and which will vest and become exercisable as follows:

☐	Consultant is authorized to incur the following expenses:

☑	Other:
The Company will compensate Consultant at the rate of $16,666.67 per calendar month plus the actual amount paid by Consultant for COBRA continuation coverage following employment with the Company (pro-rated for any portion of a calendar month during which this Agreement is effective based on a 30-day month) beginning on the Effective Date and ending when this Agreement terminates. Payment by the Company is due within 15 days of the end of each calendar month; provided, however, that, the first payment will be due within 15 days of the end of October.